Term sheet No. 1256B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated March 1, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated July 12, 2011; Rule 433

Accelerated Return Securities Linked to a Basket Consisting of the S&P 500® Index and the iShares® MSCI EAFE Index Fund due July 30*, 2015

The securities are designed for investors who seek a return at maturity of between 133.00% and 141.00% (to be determined on the Trade Date) of the appreciation (if any) of a weighted basket of equity components. The securities do not pay coupons or dividends. If the Final Basket Level is equal to the Initial Basket Level, or is less than the Initial Basket Level by not more than 10%, investors will receive $1,000 on the Maturity Date for each $1,000 Face Amount of securities. However, if the Final Basket Level is less than the Initial Basket Level by more than 10%, investors will lose 1% of their initial investment for every 1% that the Final Basket Level has declined from the Initial Basket Level in excess of 10%, and may lose up to 90% of their initial investment.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities.

Terms and Conditions					Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	July 26*, 2011
Issue Date	July 29*, 2011
Final Valuation Date††	July 27*, 2015
Maturity Date††	July 30*, 2015
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Basket	The securities are linked to a basket consisting of the S&P 500® Index and the iShares® MSCI EAFE Index Fund (each, a “Basket Component” and collectively, the “Basket Components”).
	Basket Component	Ticker Symbol	Component Weighting	Initial Component Level†
	S&P 500® Index (the “S&P 500 Index”)	SPX	65.00%
	iShares® MSCI EAFE Index Fund (the “EFA Fund”)	EFA UP	35.00%
† The Initial Component Levels will be set on the Trade Date.
Issue Price	100% of the Face Amount
Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Component Level
For each Basket Component that is an index, the closing level of the index on the Final Valuation Date. For each Basket Component that is an exchange traded fund, the closing price of one share of the exchange traded fund on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for the exchange traded fund.

Final Basket Level
The Basket closing level will be calculated as follows:
100 x [1  + (S&P 500® Index Return x 65.00%) + (iShares® MSCI EAFE Index Fund Return x 35.00%)]
The return for each Basket Component is calculated as (a) the Final Component Level minus the Initial Component Level, divided by (b) the Initial Component Level.

Buffer Amount	10.00%
Participation Rate	133.00% - 141.00% upside participation (to be determined on the Trade Date)
Listing	The securities will not be listed on any securities exchange.
CUSIP	2515A1 8Z 7
ISIN	US2515A18Z78
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
††Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Basket:	The securities are linked to a basket consisting of the S&P 500® Index and the iShares® MSCI EAFE Index Fund (each, a “Basket Component” and collectively, the “Basket Components”).
	Basket Component	Ticker Symbol	Component Weighting	Initial Component Level†
	S&P 500® Index (the “S&P 500 Index”)	SPX	65.00%
	iShares® MSCI EAFE Index Fund (the “EFA Fund”)	EFA UP	35.00%
†The Initial Component Levels will be set on the Trade Date.
Issue Price:	100% of the Face Amount
Payment at Maturity:
If the Final Basket Level is greater than or equal to the Initial Basket Level, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Basket Return multiplied by the Participation Rate, calculated as follows:
$1,000 + ($1,000 x Basket Return x Participation Rate)
Your investment is protected against a decline of up to 10.00% from the Initial Basket Level to the Final Basket Level.  If the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount of 10.00%, you will be entitled to receive a cash payment equal to $1,000 per $1,000 Face Amount of securities.
If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount of 10.00%, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + [$1,000 x (Basket Return + Buffer Amount)]
If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount, you could lose up to $900.00 per $1,000 Face Amount of securities. Any Payment at Maturity is subject to the credit of the Issuer.

Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Component Level:
For each Basket Component that is an index, the closing level of the index on the Final Valuation Date. For each Basket Component that is an exchange traded fund, the closing price of one share of the exchange traded fund on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for the exchange traded fund.

Final Basket Level:
The Basket closing level will be calculated as follows:
100 x [1  + (S&P 500® Index Return x 65.00%) + (iShares® MSCI EAFE Index Fund Return x 35.00%)]
The return for each Basket Component is calculated as (a) the Final Component Level minus the Initial Component Level, divided by (b) the Initial Component Level.

Buffer Amount:	10.00%
Participation Rate:	133.00% - 141.00% upside participation (to be determined on the Trade Date)
Share Adjustment Factor:
Initially 1.0 for each Basket Component which is an exchange traded fund, subject to adjustment for certain actions affecting such exchange traded fund.  See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	July 26*, 2011
Final Valuation Date:	July 27*, 2015, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Maturity Date:	July 30*, 2015, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 8Z 7
ISIN:	US2515A18Z78
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
July 12, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 137.00% and a Buffer Amount of 10.00%. The actual Participation Rate will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Basket Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities
200	100.00%	$2,370.00	137.00%
190	90.00%	$2,233.00	123.30%
180	80.00%	$2,096.00	109.60%
170	70.00%	$1,959.00	95.90%
160	60.00%	$1,822.00	82.20%
150	50.00%	$1,685.00	68.50%
140	40.00%	$1,548.00	54.80%
130	30.00%	$1,411.00	41.10%
120	20.00%	$1,274.00	27.40%
110	10.00%	$1,137.00	13.70%
105	5.00%	$1,068.50	6.85%
100	0.00%	$1,000.00	0.00%
95	-5.00%	$1,000.00	0.00%
90	-10.00%	$1,000.00	0.00%
80	-20.00%	$900.00	-10.00%
70	-30.00%	$800.00	-20.00%
60	-40.00%	$700.00	-30.00%
50	-50.00%	$600.00	-40.00%
40	-60.00%	$500.00	-50.00%
30	-70.00%	$400.00	-60.00%
20	-80.00%	$300.00	-70.00%
10	-90.00%	$200.00	-80.00%
0	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100.00 to a Final Basket Level of 110.00, resulting in a Basket Return of 10.00%. Because the Final Basket Level is greater than the Initial Basket Level, the investor will receive a Payment at Maturity of $1,137.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 10.00% x 137.00%) = $1,137.00

Example 2: The Final Basket Level is equal to the Initial Basket Level of 100.00, resulting in a Basket Return of 0.00%. Because the Final Basket Level is equal to the Initial Basket Level, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 3: The level of the Basket decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 90.00, resulting in a Basket Return of -10.00%. Because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount of 10.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The level of the Basket decreases from the Initial Basket Level of 100.00 to a Final Basket Level of 60.00, resulting in a Basket Return of -40.00%. Because the 40.00% decline in the Basket from the Initial Basket Level of 100.00 to the Final Basket Level of 60.00 exceeds the Buffer Amount of 10.00%, the investor will receive a Payment at Maturity of $700.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x( -40.00% + 10.00%)] = $700.00

What Is the Payment at Maturity on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical Payment at Maturity per $1,000 Face Amount of securities for three hypothetical scenarios and assumes Initial Component Levels of 1,345.00 for the S&P 500® Index and 60.00 for the iShares® MSCI EAFE Index Fund. The actual Initial Component Levels will be set on Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Component, negative returns on other Basket Components may outweigh the positive return and the return on the securities may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1
Basket Component	S&P 500® Index	iShares® MSCI EAFE Index Fund
Initial Component Level	1,345.00	60.00
Final Component Level	1,748.50	72.00
Basket Component Return	30.00%	20.00%
Component Weighting	65.00%	35.00%
Contribution to Basket	19.50%	7.00%
Final Basket Level	126.50
Basket Return	26.50%
Payment at Maturity	$1,363.05
Scenario 2
Basket Component	S&P 500® Index	iShares® MSCI EAFE Index Fund
Initial Component Level	1,345.00	60.00
Final Component Level	1,220.85	53.14
Basket Component Return	-9.23%	-11.43%
Component Weighting	65.00%	35.00%
Contribution to Basket	-6.00%	-4.00%
Final Basket Level	90.00
Basket Return	-10.00%
Payment at Maturity	$1,000.00
Scenario 3
Basket Component	S&P 500® Index	iShares® MSCI EAFE Index Fund
Initial Component Level	1,345.00	60.00
Final Component Level	724.23	42.86
Basket Component Return	-46.15%	-28.57%
Component Weighting	65.00%	35.00%
Contribution to Basket	-30.00%	-10.00%
Final Basket Level	60.00
Basket Return	-40.00%
Payment at Maturity	$700.00
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 30.00% and 20.00% for the S&P 500® Index and the iShares® MSCI EAFE Index Fund respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (iShares® MSCI EAFE Index Fund Return x iShares® MSCI EAFE Index Fund Weighting)]

	=	100 x [1 + (30.00% x 65.00%)+ (20.00% x 35.00%)]

	=	126.50

Because the Final Basket Level of 126.50 is greater than the Initial Basket Level of 100.00, the investor receives a Payment at Maturity of $1,363.05 per $1,000 Face Amount of securities, as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate)

	=	$1,000 + ($1,000 x 26.50% x 137.00%)

	=	$1,363.05

Scenario 2: Scenario 2 assumes hypothetical returns of -9.23% and -11.43% for the S&P 500® Index and the iShares® MSCI EAFE Index Fund respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (iShares® MSCI EAFE Index Fund Return x iShares® MSCI EAFE Index Fund Weighting)]

	=	100 x [1 + (-9.23% x 65.00%)+ (-11.43% x 35.00%)]

	=	90.00

Because the Final Basket Level of 90.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by an amount less than or equal to the Buffer Amount of 10.00%, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of securities.

Scenario 3: Scenario 3 assumes hypothetical returns of -46.15% and -28.57% for the S&P 500® Index and the iShares® MSCI EAFE Index Fund respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (iShares® MSCI EAFE Index Fund Return x iShares® MSCI EAFE Index Fund Weighting)]

	=	100 x [1 + (-28.57% x 65.00%)+ (-46.15% x 35.00%)]

	=	60.00

Because the Final Basket Level of 60.00 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Amount of 10.00%, the investor will receive a Payment at Maturity of $700.00 per $1,000 Face Amount of securities, calculated as follows:

Payment at Maturity	=	$1,000 + [$1,000 x (Basket Return + Buffer Amount)]

	=	$1,000 + ($1,000 x (-40.00% + 10.00%))

	=	$700.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity to enhance equity returns by multiplying a positive Basket Return by the Participation Rate of between 133.00% and 141.00% (to be determined on the Trade Date). Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at Maturity of the Face Amount of your securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Amount, subject to our ability to pay our obligations as they become due. If such percentage decline is more than the Buffer Amount of 10.00%, for every 1% decline beyond the Buffer Amount, you will lose an amount equal to 1% of the Face Amount of your securities. For example, a Basket Return of -20.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS — The return on the securities, which may be positive, zero or negative, is linked to a weighted basket consisting of the S&P 500® Index and the iShares® MSCI EAFE Index Fund.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “EFA Index”). The iShares® MSCI EAFE Index Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI EAFE Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, it is possible, because the iShares MSCI EAFE Index Fund is a Basket Component, that the securities could be treated (in whole or part) as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities could be recharacterized as ordinary income, in which case an interest charge would apply.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER AMOUNT, SUBJECT TO OUR CREDITWORTHINESS — The securities do not guarantee any return of your initial investment in excess of $100.00 per $1,000 Face Amount of securities. The return on the securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket in excess of the Buffer Amount. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the level of one of the Basket Components increase, the level of the other Basket Component may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the level of the other Basket Component.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performances by the Basket Component with higher weighting will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Component with lower weighting. If one of the Basket Components with higher weighting perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Component.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components or holders of shares of the EFA Fund would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Components to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the closing levels of the Basket Components, including the Initial Component Level and Final Component Level. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities, and the calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Components on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time remaining to maturity of the securities;

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the dividend rate on the component stocks of the Basket Components (while not paid to holders of the securities, dividend payments on the component stocks of the Basket Components may influence the market price of the component stocks of the Basket Components and the market value of options on the component stocks of the Basket Components and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting an exchange traded fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying each Basket Component;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Components and any changes to the component stocks underlying the Basket Components;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of an exchange traded fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the exchange traded fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the exchange traded fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the exchange traded fund may differ from its NAV per share; the exchange traded fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE EFA FUND OR TO THE EFA INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the EFA Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the EFA Index. The stocks included in the EFA Index are selected by MSCI Inc. (“MSCI”). The EFA Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the EFA Index, which could change the value of the EFA Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the EFA Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the EFA Fund, which could cause the price of the EFA Fund shares to decline.

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THE EFA FUND AND THE EFA INDEX ARE DIFFERENT — The performance of the EFA Fund may not exactly replicate the performance of its underlying index because the EFA Fund will reflect transaction costs and fees that are not included in the calculation of the EFA Index. It is also possible that the EFA Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the EFA Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BFA may invest up to 10% of the EFA Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the EFA Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The EFA Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the EFA Index and in managing cash flows.

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CURRENCY EXCHANGE RISK — Because the EFA Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the EFA Fund and have an adverse impact on the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS — Because foreign companies or foreign equity securities held by the EFA Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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THERE IS NO AFFILIATION BETWEEN THE EFA FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE EFA FUND — We are not affiliated with the EFA Fund or the issuers of the component securities held by the EFA Fund or underlying the EFA Index replicated by the EFA Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the EFA Fund or underlying the EFA Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the EFA Fund or the component stocks underlying the EFA Index or any of the issuers of the component securities held by the EFA Fund or underlying the EFA Index. You, as an investor in the securities, should make your own investigation into the component securities held by the EFA Fund or underlying the EFA Index and the issuers of the component securities held by the EFA Fund or underlying the EFA Index. Neither the EFA Fund nor any of the issuers of the component securities held by the EFA Fund or underlying the EFA Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the EFA Fund nor any of the issuers of the component securities held by the EFA Fund or underlying the EFA Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the S&P 500 Index and the amount payable at maturity may bear little relation to the historical levels of the S&P 500 Index and the component stocks of the S&P 500 Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. The actual performance of the EFA Index, the EFA Fund or the component securities held by the EFA Fund and amount payable at maturity may bear little relation to the historical levels of the EFA Index, the EFA Fund and the component securities held by the EFA Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or the components securities of the Basket Components.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated (in whole or in part) as "constructive ownership transactions." In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities could be recharacterized as ordinary income, in which case an interest charge would apply.

As described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket Components;

•	You are willing to invest in the securities based on the indicated Participation Rate (the actual Participation Rate will be determined on the Trade Date) and Buffer Amount;

•	You are willing to lose up to 90.00% of your initial investment if the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with exposure to the Basket Components;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Amount;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The first two graphs below show the historical performance of each of the Basket Components from July 7, 2006 through July 8, 2011. The closing level of the S&P 500® Index on July 8, 2011 was 1,343.80. The closing level of the iShares® MSCI EAFE Index Fund on July 8, 2011 was 59.82. The third graph below shows the retrospective performance of the Basket, calculated by setting the level of the Basket on July 8, 2011 equal to 100. We obtained the Basket Component closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Final Component Levels or the Final Basket Level. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment beyond the Buffer Amount.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.25% of the Face Amount per security. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for these offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.